Exhibit 99.1

For immediate release

TEEKA TAN PRODUCTS, INC. TO CHANGE NAME AND EFFECT

A ONE FOR 100 (1:100) REVERSE STOCK SPLIT

BOCA RATON, FLORIDA -- December 13, 2007 -- Teeka Tan Products, Inc. (OTCBB: TKAT) announced today that the corporate name change to China Growth Development, Inc. and the one for 100 (1:100) reverse stock split of its outstanding common stock will be effective as of close of business today, December 13, 2007. These actions were undertaken in order to satisfy certain conditions precedent to the closing of the Stock for Stock Equivalent Exchange Agreement and Plan entered into in October 2007 with Taiyuan Rongan Business Company and its shareholders.

At close of business today every 100 shares of common stock outstanding immediately prior thereto will be equal to one share of common stock. No cash will be paid or distributed as a result of the reverse stock split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share. The split will be recorded on our stock transfer records in the form of book entry. As such, following the name change and reverse split the share certificates representing the pre-split shares bearing the name “Teeka Tan Products, Inc.” will continue to be valid with the adjustment for the number of shares owned being made on our stock transfer records. In the future, certificates representing post-split shares and the corporate new name will be issued in due course as old share certificates are tendered for exchange or transfer to our transfer agent.

In connection with the name change and reverse stock split, the CUSIP number for our common stock will change to 16943H108 and the stock symbol for our common stock as quoted on the OTC Bulletin Board will change to CGDI. Our common stock will be quoted on a post-split basis at market open on Friday, December 14, 2007.

Safe Harbor Statement

Statements contained herein, other than historical data, may constitute forward-looking statements. When used herein, the words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect our company’s future operating results and financial position. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our company’s actual results and financial position to differ materially from those included within the forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to implement our strategic initiatives, economic, political and market conditions and fluctuations, U.S. and Chinese government and industry regulation, interest rate risk, U.S., Chinese and global competition, and other factors. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contact:

Mr. Brian John

Teeka Tan Products, Inc.

561-989-3600